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                              EXHIBIT 23.1(b)


                     CONSENT OF INDEPENDENT ACCOUNTANT


          We consent to the use in the Securities and Exchange Commission Form 10-KSB (Amendment No. 1) for the fiscal year ended December 31, 1997 (the "10-KSBA") of Energy Search, Incorporated (the "Company") of our report which is dated February 20, 1998 on the financial statements of the Company for the years ended December 31, 1996 and December 31, 1997. We consent to the use in the 10-KSBA of the Company of our report on Supplementary Information dated December 31, 1996 which is presented as supplementary information to the December 31, 1997 financial statement of the Company.


PLANTE & MORAN, LLP

By:  /s/ Plante & Moran, LLP
     Jonathan M. Chism, CPA


September 16, 1998
Grand Rapids, MI